Liu Yongming

Chief Executive Officer

PMI Construction Group

B56-B76, Songshan Lake Creative Life City

Gongye West Road, Dongguan

Guangdong, China

November 21, 2014

Kathryn McHale Senior Staff Attorney

Division of Corporate Finance

Securities and Exchange Commission

100 F Street, N.E., Stop 7010

Washington, D.C. 20549

Re:

PMI Construction Group

Preliminary Information Statement on Schedule 14C

Filed November 4, 2014

File No. 001-33643

Dear Ms. McHale:

In connection with responding to your comment letter dated November 14, 2014, PMI Construction Group, a Nevada corporation (the “Company”), hereby acknowledges that:

•

the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission  or any person under the federal securities laws of the United States.

Sincerely yours,

PMI Construction Group

/s/ Liu Yongming, Chief Executive Officer